Exhibit 3(i)(11)

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

REMOTEMDX, INC.

(Hereafter SecureAlert, Inc.)

Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the “Act”), the undersigned, RemoteMDx, Inc. (the “Corporation”) hereby declares and certifies as follows:

1.	The name of the Corporation is RemoteMDX, Inc.

2.	The text of the amendment to the Articles of Incorporation of the Corporation adopted by Unanimous Written Consent of the Directors of the Corporation is as follows:

“ARTICLE I

CORPORATE NAME

The name of the corporation is SecureAlert, Inc.”

3.	The amendment specified above does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

4.
The amendment specified above was adopted as of August 4, 2008 by Unanimous Written Consent of the Board of Directors of the Corporation and reaffirmed by majority vote of the Board of Directors at a meeting held January 20, 2010, and in accordance with the requirements of the Act and the Bylaws of the Corporation.  In addition, as of October 28, 2008, such amendment specified above was approved by the majority of the shareholders of the Corporation entitled to vote on such matters as follows:

DESIGNATION OF STOCK	NO. OF OUTSTANDING SHARES	NO. OF VOTES CAST	VOTES CAST FOR AMENDMENT	VOTES CAST AGAINST AMENDMENT OR ABSTAINING
Common	87,229,775	85,755,022	85,677,576	1,552,199

Such votes cast were sufficient for approval of the Amendment.

IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Corporation is effective as of the 1st day of February, 2010.

REMOTEMDx, Inc.,
a Utah corporation

By /s/ Chad Olsen
Name: Chad Olsen
Title: Chief Financial Officer